EXHIBIT 10.2

TERMINATION AGREEMENT

AGREEMENT, dated September 8, 2008, among Cybex International, Inc., a New York corporation (“Cybex”), eNova Group Limited Liability Company, a Washington limited liability company (“eNova”), and Stephen M. Williams and Roy Simonson (the “Principals”).

Preliminary Statement

The parties have heretofore entered into the Asset Purchase Agreement dated March 16, 2007 (the “Purchase Agreement”), pursuant to which eNova sold to Cybex certain “Assets,” including the “Product Line” and “Proprietary Rights,” all as defined therein. In connection with the closing under the Purchase Agreement, the parties entered into the Fulfillment Agreement dated March 20, 2007, pursuant to which eNova and the principals agreed to provide certain product development services to Cybex. The Fulfillment Agreement, as heretofore amended and supplemented (including as supplemented by the Letter Agreement next referred to) is herein referred to as the “Fulfillment Agreement”. The parties have also entered into a letter agreement dated March 4, 2008, pertaining to certain design services as specified therein, which supplements the Fulfillment Agreement (the “Letter Agreement”). The Purchase Agreement, the Fulfillment Agreement and the Letter Agreement are at times referred to herein as the “Operative Documents,” copies of which are annexed hereto for purposes of clarity and convenience of reference.

The parties desire to terminate the Fulfillment Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Definitions. All capitalized terms utilized herein and not otherwise defined shall have their respective meanings indicated in the Purchase Agreement and the Fulfillment Agreement.

2. Termination of Fulfillment Agreement. The Fulfillment Agreement is terminated effective September 20, 2008 (the “Termination Date”).

3. Continuing Effectiveness of Certain Provisions. Notwithstanding the provisions of this Termination Agreement, the parties agree that the following provisions of the Purchase Agreement or the Fulfillment Agreement shall continue in full force and effect after the Termination Date:

Purchase Agreement	9(i) (Nondisclosure)
10 (Indemnification)
Fulfillment Agreement	4 (Intellectual Property Ownership)
6 (Warranties)
7 (Confidential Information)
8 (Indemnification)

Provided that neither eNova nor its Principals have continuing obligations for Indemnification or Warranties, including warranties of merchantability and fitness for purpose, for any product developed under the Operative Documents (including the Proprietary Rights acquired pursuant to the Purchase Agreement and all Developed Works that is modified by Cybex after the effective date hereof including the means or method of manufacture) except for any claims by a former employer or anyone acting through such employer.

4. Payment Obligations to eNova. Cybex shall make the following payments to eNova:

(a) At the Termination Date, Cybex shall pay to eNova the sum of $87,500, representing the amount due under paragraph 3(a) of the Purchase Agreement with respect to all units of the Product Line and any other prototypes which have been delivered by eNova to Cybex.

(b) Cybex shall pay to eNova the sum of $33,333.33 on 10th day of September, 2008, in payment of the remaining Annual Development Fee pursuant to paragraph 1 of the Fulfillment Agreement.

(c) Incentive Acquisition Fees shall be payable by Cybex with respect to the products listed on Exhibit A hereto (which Exhibit specifies those products for which the Incentive Acquisition Fee is payable only with respect to incremental sales). Such Incentive Acquisition Fees shall be calculated, be payable at such times, and shall be subject to credit against Annual Development Fees paid to eNova, all as more fully specified in the Fulfillment Agreement.

(d) eNova and the Principals acknowledge and agree that no further sums are presently payable or shall become payable or shall accrue under the Operative Documents, except as specifically provided in sub-paragraphs (a) through (c) above, including without limitation any other payments of Purchase Price, Annual Development Fee or Incentive Acquisition Fee.

5. Intellectual Property. Notwithstanding the termination of the Fulfillment Agreement, the parties acknowledge and agree that all intellectual property acquired or developed under the Operative Documents to the date hereof (including the Proprietary Rights acquired pursuant to the Purchase Agreement and all Developed Works under the Fulfillment Agreement) are owned by and the absolute property of Cybex. eNova and the Principals shall promptly deliver to Cybex all tangible material representing or pertaining to the Proprietary Rights and the Developed Works, including, by way of illustration, all blueprints, drawings, shop notes, prototypes, models, engineering and manufacturing specifications, tooling, dies, testing apparatus, manuals, descriptions, software, current program listings, source codes and any other physical evidence thereof.

6. Acknowledgement of No Further Claims. The parties acknowledge that it is the intent of this Agreement that neither party shall owe to the other any further sums or obligations in respect of the Operative Documents except as provided herein. Accordingly:

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(a) Cybex hereby releases eNova, eNova’s officers, directors, employees and affiliates, and the Principals, and their respective successors and assigns, jointly and individually, of and from all manner of actions, suits, claims, damages and demands whatsoever, in law or in equity, against them or any of them, jointly or individually, it ever had, now has or can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, occurring or arising before the date hereof, in any way relating to or arising out of the Operative Documents or the transactions contemplated thereby, subject solely to the performance of eNova’s and the Principals’ obligations hereunder, including those provisions of the Operative Documents which pursuant to paragraph 3 above continue in full force and effect.

(b) eNova and the Principals each hereby releases Cybex and its officers, directors, employees and affiliates, and their respective successors and assigns, jointly and individually, of and from all manner of actions, suits, claims, damages and demands whatsoever, in law or in equity, against them or any of them, jointly or individually, it ever had, now has or can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, occurring or arising before the date hereof, in any way relating to or arising out of the Operative Documents or the transactions contemplated thereby, subject solely to the performance of Cybex’s obligations hereunder, including those provisions of the Operative Documents which pursuant to paragraph 3 above continue in full force and effect and the payment of the sums specified pursuant to paragraph 4 above.

7. Miscellaneous. The provisions of this Agreement shall be construed in accordance with the laws of the State of New York. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement sets forth all of the promises, agreements, conditions and understanding between the parties relative to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

CYBEX INTERNATIONAL, INC.

By:	/s/ Arthur W. Hicks, Jr.
ARTHUR W. HICKS, JR.

eNOVA GROUP LIMITED LIABILITY COMPANY

By:	/s/ Stephen M. Williams
STEPHEN M. WILLIAMS

By:	/s/ Roy Simonson
ROY SIMONSON

EXHIBIT A

The following sets forth those products for which Incentive Acquisition Fees shall accrue, assuming the product sold is substantially similar to the prototype delivered to Cybex:

Selectorized Deadlift

Cable based selectorized Chest Press (with DLM floating pulley technology)

Cable based selectorized Overhead Press (with DLM floating pulley technology)

Cable based Bicep (with DLM floating pulley technology)

Cable based Tricep (with DLM floating pulley technology)

Selectorized Lunge

The following sets forth those products for which Incentive Acquisition Fees shall accrue, but only on incremental sales (based on 2007 sales $), assuming the product sold is substantially similar to the prototype delivered to Cybex:

Plate Loaded Lat Pull

Plate Loaded Row

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